EXHIBIT 3.1

Certificate of Designations
of
Series A Noncumulative Convertible Perpetual Preferred Stock
of
Capitol Bancorp Ltd.

(Pursuant to Section 450.1302 of the Michigan Business Corporation Act)

    Capitol Bancorp Ltd. (the “Corporation”), a corporation organized and existing under the Michigan Business Corporation Act, as amended (the “Michigan Act”), hereby certifies that, pursuant to authority granted by Article III of the Articles of Incorporation of the Corporation, as amended, and in accordance with the provisions of Section 450.1302 of the Michigan Act, the Board of Directors of the Corporation has adopted the following resolutions, at a meeting duly called and held on July 20, 2009:

    RESOLVED, that there is hereby established a series of Preferred Stock, no par value per share, and the designation and certain terms, powers, preferences and relative, participating and other rights and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

    1.    Designation. The designation of the series of preferred stock shall be “Series A Noncumulative Convertible Perpetual Preferred Stock” (the “Series A Preferred”).  Each share of the Series A Preferred shall be identical in all respects to every other share of the Series A Preferred. The Series A Preferred will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

    2.    Number of Shares. The number of authorized shares of the Series A Preferred will initially be 700,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of the Series A Preferred then outstanding) by further resolution duly adopted by the Board of Directors or any other duly authorized committee thereof and by the filing of an amendment pursuant to the provisions of the Michigan Act stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred.

    3.    Definitions.  As used herein with respect to the Series A Preferred:

         (a)   “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

         (b)   “Board of Directors” means the Board of Directors of the Corporation.

         (c)   “Business Day” means any weekday that is not a legal holiday in Lansing, Michigan and is not a day on which banking institutions in Lansing, Michigan are authorized or required by law or regulation to be closed.

         (d)   “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

         (e)   “Certificate of Designations” means this certificate of designations for the Series A Preferred.

         (f)   “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose. For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

         (g)   “Common Stock” means the common stock of the Corporation, no par value per share, or any other shares of the capital stock of the Corporation into which such shares of the common stock shall be reclassified or changed.

         (h)   “Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred, and its successors and assigns.

         (i)    “Conversion at the Option of the Corporation Date” has the meaning set forth in Section 8(c).

         (j)    “Conversion Date” has the meaning set forth in Section 7(d).

        (k)   “Conversion Price” at any time means, for each share of the Series A Preferred, a dollar amount equal to $100.00 divided by the Conversion Rate (initially $16.00 per share).

         (l)     “Conversion Rate” means for each share of the Series A Preferred, one share of the Common Stock, subject to adjustment as set forth herein.

        (m)   “Current Market Price” per share of the Common Stock on any day means the average of the VWAP per share of the Common Stock on each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

         (n)    “Dividend Payment Date” shall have the meaning set forth in Section 4(a).

         (o)    “Dividend Period” shall have the meaning set forth in Section 4(a).

         (p)    “Dividend Record Date” shall have the meaning set forth in Section 4(a).

         (q)   “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the shares of the Common Stock or other securities trade without the right to receive an issuance or distribution.

         (r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         (s)    “Exchange Property” has the meaning set forth in Section 10(a).

         (t)    “Fundamental Change” means the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.

         (u)   “Holder” means the Person in whose name the shares of the Series A Preferred are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of the Series A Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

         (v)    “Issuance Limitation” has the meaning set forth in Section 6(c).

         (w)  “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (x)    “Market Disruption Event” means any of the following events that has occurred:

(i) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of the Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to the Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of the Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(iii) the failure to open the Relevant Exchange on which futures or options contracts relating to the Common Stock, are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

         (y)    “Notice of Conversion at the Option of the Corporation” has the meaning set forth in Section 8(c).

         (z)    “Officer” means the President, Chief Executive Officer, the Chairman, any Vice Chairman, any Executive Vice President, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Corporation.

         (aa) “Officers’ Certificate” means a certificate signed (i) by the President, Chief Executive Officer, the Chairman, any Vice Chairman,  any Executive Vice President, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer, any Assistant Treasurer, the Corporate Secretary or any Assistant Secretary of the Corporation, and delivered to the Conversion Agent.

         (bb) “Parity Stock” means any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series A Preferred in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (cc)  “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

         (dd) “Record Date” has the meaning set forth in Section 9(d).

         (ee)  “Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred, and its successors and assigns.

         (ff)   “Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

         (gg)  “Reorganization Event” has the meaning set forth in Section 10(a).

         (hh)  “Rights Offering” means any distribution by the Corporation to holders of its Common Stock of rights to subscribe for and purchase shares of the Common Stock.

         (ii)   “Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series A Preferred as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         (jj)   “Series A Preferred” shall have the meaning set forth in Section 1.

        (kk) “Trading Day” means, for purposes of determining a VWAP or Closing Price per share of the Common Stock or a Closing Price, a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

         (ll)    “Transfer Agent” means the Corporation acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred, and its successors and assigns.

        (mm)“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

    4.    Dividends.

         (a)    Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any other duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative cash dividends, payable quarterly in arrears on the last day of each March, June, September and December; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of the Series A Preferred will accrue on the liquidation preference of $100.00 per share at a rate per annum equal to 8.0%. The record date for payment of dividends on the Series A Preferred will be such record date fixed by the Board of Directors or any duly authorized committee thereof that is not more than 45 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

         (b)   Non-Cumulative Dividends.  If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Corporation will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred or any other series of preferred stock or common stock are declared for any subsequent Dividend Period.  References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

         (c)    Priority of Dividends.  So long as any share of the Series A Preferred remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series A Preferred have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Corporation will not, during such Dividend Period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of the Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock; or

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged.

    The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Corporation where the dividend stock being paid is the same stock as that on which the dividend is being paid or involves a distribution of capital stock of, or similar equity interests in, a subsidiary or other business unit of the Corporation.

    Except as provided below, for so long as any share of the Series A Preferred remains outstanding, if dividends are not declared and paid in full upon the shares of the Series A Preferred and any Parity Stock, all dividends declared upon shares of the Series A Preferred and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of the Series A Preferred and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

    Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

         (d)   Conversion Following a Record Date.  If a Conversion Date for any shares of the Series A Preferred is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares being converted will not be entitled to any such dividend. If the Conversion Date for any shares of the Series A Preferred is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made if the Corporation has issued a notice of conversion at its option of the Series A Preferred in accordance with the terms hereof.

    5.    Liquidation Rights.

         (a)    Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Series A Preferred upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100.00 per share of the Series A Preferred, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

         (b)    Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

         (c)    Residual Distributions.  If the respective aggregate liquidating distributions to which all of the Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

         (d)   Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or other Reorganization Event shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; provided, however, that a Fundamental Change shall be deemed to constitute such a liquidation.

    6.    Right of the Holders to Convert.

         (a)   General Right.  Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s shares of the Series A Preferred at any time into shares of the Common Stock at the Conversion Rate per share of the Series A Preferred (subject to the conversion procedures of Section 7), plus cash in lieu of fractional shares.

         (b)   Beneficial Ownership Limitation (Federal Reserve).  Notwithstanding anything to the contrary contained in this Certificate of Designations, no Holder will be entitled to receive shares of the Common Stock upon conversion of the Series A Preferred to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of the Common Stock outstanding at such time. Any purported delivery of shares of the Common Stock upon conversion of the Series A Preferred shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than 9.9% of the shares of the Common Stock outstanding at such time. The limitations contained in this Section 6(b) shall apply to any successor Holder of shares of the Series A Preferred.

         (c)   Beneficial Ownership Limitation (NYSE).  Notwithstanding anything to the contrary contained in this Certificate of Designations, no Holder will be entitled to receive shares of the Common Stock upon conversion of the Series A Preferred to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Corporation, following such conversion, unless the Corporation obtains the requisite shareholder approval under New York Stock Exchange Listing Rule 312 (the “Issuance Limitation”), in which case, the Issuance Limitation under this Section 6(c) shall no longer apply to such Holder. The Corporation shall have no obligation to obtain (or attempt to obtain) such requisite shareholder approval. For purposes of this Section 6(c), the aggregate number of shares of the Common Stock beneficially owned by the Holder shall include the shares of the Common Stock issuable upon the conversion of its shares of the Series A Preferred, subject in all cases to the Issuance Limitation. Upon the written request of the Holder, the Corporation shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm in writing to the Holder the number of shares of the Common Stock then outstanding. The number of shares of the Common Stock issuable upon conversion of the Series A Preferred and the Conversion Price shall be subject to adjustment as described in this Certificate of Designations.

    7.    Conversion Procedures.

         (a)  Conversion Date.  Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of the Series A Preferred and such shares of the Series A Preferred shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

         (b)    Rights Prior to Conversion.  Prior to the close of business on any applicable Conversion Date, shares of the Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of the Series A Preferred shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of the Series A Preferred.

         (c)   Record Holder as of Conversion Date.  The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of the Series A Preferred shall be treated for all purposes as the record holder(s) of such shares of the Common Stock and/or securities as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of the Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of the Series A Preferred should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

         (d)    Conversion Procedure.  On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(i) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(ii) surrender the shares of the Series A Preferred to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 20.

The date on which a Holder complies with the procedures in this Section 7(d) is the “Conversion Date.”  The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred into shares of the Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) above.

    8.    Conversion at the Option of the Corporation.

         (a)    Corporation Conversion Right.  On or after December 31, 2013, the Corporation shall have the right, at its option, at any time or from time to time to cause some or all of the Series A Preferred to be converted into shares of the Common Stock at the then-applicable Conversion Rate.

         (b)    Partial Conversion.  If the Corporation elects to cause less than all the shares of the Series A Preferred to be converted under Section 8(a) above, the Conversion Agent shall select the Series A Preferred to be converted on a pro rata basis, by lot or in such other manner as the Board of Directors or any other duly authorized committee thereof determines to be fair and equitable. If the Conversion Agent selects a portion of a Holder’s shares of the Series A Preferred for partial conversion at the option of the Corporation and such Holder converts a portion of its shares of the Series A Preferred, the converted portion will be deemed to be from the portion selected for conversion at the option of the Corporation under this Section 8.

         (c)   Conversion Procedure.  In order to exercise the conversion right described in this Section 8, the Corporation shall provide notice of such conversion to each Holder (such notice, a “Notice of Conversion at the Option of the Corporation”). The Conversion Date shall be a date selected by the Corporation (the “Conversion at the Option of the Corporation Date”) and shall be no more than 20 days after the date on which the Corporation provides such Notice of Conversion at the Option of the Corporation. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Corporation shall state, as appropriate:

(i) the Conversion at the Option of the Corporation Date;

(ii) the number of shares of the Common Stock to be issued upon conversion of each share of the Series A Preferred; and

(iii) the number of shares of the Series A Preferred to be converted.

    9.    Anti-Dilution Adjustments.

         (a)    Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance of the Common Stock as a dividend or distribution to all holders of the Common Stock, or a subdivision or combination of the Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)
          where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date.
CR1	=	the Conversion Rate in effect immediately after the Record Date.
OS0	=	the number of shares of the Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event.
OS1	=	the number of shares of the Common Stock that would be

                               outstanding immediately after, and solely as a result of, such event.

(ii) the issuance to all holders of the Common Stock of certain rights or warrants entitling them for a period expiring 90 days or less from the date of issuance of such rights or warrants to purchase shares of the Common Stock (or securities convertible into the Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event each Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

   where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date.
CR1	=	the Conversion Rate in effect immediately after the Record Date.
OS0	=	the number of shares of the Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event.
X	=	the total number of shares of the Common Stock issuable pursuant to such rights (or upon conversion of such securities).
Y	=
the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights (or the conversion price for such securities paid upon conversion) divided by the average of the
VWAP of the Common Stock over each of the five
consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights.

    However, the Conversion Rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(iii) the payment of a dividend or other distribution to all holders of the Common Stock of shares of capital stock of the Corporation (other than common stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above and excluding cash dividends) in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

  where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date.
CR1	=	the Conversion Rate in effect immediately after the Record Date.
SP0	=	the Current Market Price as of the Record Date.
FMV	=
the fair market value (as determined by the Board of Directors) on the Record Date of the shares of capital stock of the Corporation, evidences of indebtedness or assets so distributed, expressed as an amount per share of the Common Stock.

         (b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of the Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Corporation and (y) any Conversion Date.

         (c)    When No Adjustment Required.

(i) Except as otherwise provided in this Section 9, the Conversion Rate will not be adjusted for the issuance of the Common Stock or any securities convertible into or exchangeable for the Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of the Common Stock.

(ii) No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of rights; (B) the distribution of separate certificates representing rights; (C) the exercise or redemption of rights in accordance with any rights agreement; or (D) the termination or invalidation of rights, in each case, pursuant to any adopted stockholder rights plans hereafter adopted by the Corporation; provided, however, that to the extent that the Corporation has a stockholder rights plan in effect on a Conversion Date (including the Corporation’s rights plan, if any, existing on the date hereof), the Holder shall receive, in addition to the shares of the Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of the Common Stock of shares of capital stock of the Corporation or evidences of its indebtedness or its assets as described in Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of the rights.

(iii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in the Common Stock under any plan;

(B) upon the issuance of any shares of the Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; or

(C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Series A Preferred was first issued.

(iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 9(a)(i), (ii) or (iii) if Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of the Common Stock participate in the transaction.

(v) No adjustment to the Conversion Rate need be made as a result of:

(A) any transaction involving the Corporation pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of the Corporation of, or similar equity interests in, a subsidiary or other business unit of the Corporation, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange or quoted on the New York Stock Exchange;

(B) a Rights Offering;

(C)  the completion by the Corporation or one of its subsidiaries of a tender or exchange offer for the Common Stock;

(D)  any financing transaction (public or private) involving the Corporation pursuant to which the Corporation issues Capital Stock; or

(E) any transaction in involving the Corporation or its affiliates in connection with any share exchange, consolidation or merger of any other corporation or other entity or person, or any other corporate reorganization, business combination or exchange offer pursuant to which the Corporation issues Capital Stock.

(vi) No adjustment to the Conversion Rate need be made for a change in the par value or no par value of the Common Stock.

(vii) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.

(viii) Anything in this Section 9 to the contrary notwithstanding, the Board of Directors shall have the right to adjust the application of the formulas set forth above if they determine that the application of any such formula is contrary to the intent of such formula or to the expectations of holders based upon the application of similar formulas contained in similar equity investments of other issuers.

         (d)    Record Date. For purposes of this Section 9, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

         (e)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Conversion Rate as so adjusted.

         (f)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 9 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

         (g)   Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of the Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

         (h)   Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 9, the Corporation shall within ten (10) Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 9(g):

(i) compute the adjusted applicable Conversion Rate in accordance with Section 9 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

         (i)   Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 9(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of the Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of the Common Stock pursuant to the conversion of the Series A Preferred or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 9.

         (j)    Fractional Shares. No fractional shares of the Common Stock will be issued to holders of the Series A Preferred upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of the Common Stock, calculated on an aggregate basis in respect of the shares of the Series A Preferred being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

    10.   Adjustment for Reorganization Events.

         (a)    Reorganization Events. In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock;

(each of which is referred to as a “Reorganization Event”); each share of Series A Preferred outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of the Common Stock into which the share of the Series A Preferred would then be convertible (and for the purpose of such calculation, shares of the Common Stock sufficient for the full conversion of all shares of the Series A Preferred shall be deemed to be authorized for issuance under the Articles of Incorporation on such date) (such securities, cash and other property, the “Exchange Property”).

         (b)    Exchange Property Election. In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of the Common Stock that affirmatively make an election (or of all such holders if none make an election). The amount of Exchange Property receivable upon conversion of any shares of the Series A Preferred in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

         (c)    Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of

Section 9 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

         (d)    Reorganization Event Notice. The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

    11.   Voting Rights.  The Holders shall not be entitled to vote on any matter except as specifically required by the Michigan Act.

    12.   Preemption.  The Holders shall not have any rights of preemption.

    13.   Rank.  Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Senior Stock, Junior Stock or Parity Stock.

    14.   Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell the Series A Preferred from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any other duly authorized committee thereof may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent. Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations to the contrary, the Corporation shall have no obligation to repurchase or redeem the Series A Preferred.

    15.   Unissued or Reacquired Shares.  Shares of the Series A Preferred not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

    16.   No Sinking Fund.  Shares of the Series A Preferred are not subject to the operation of a sinking fund.

    17.   Reservation of the Common Stock.

         (a)   Sufficient Shares.  The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of the Series A Preferred as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of the Common Stock as shall from time to time be issuable upon the conversion of all the shares of the Series A Preferred then outstanding. For purposes of this

 Section 17(a), the number of shares of the Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series A Preferred shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

         (b)    Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of the Series A Preferred, as herein provided, shares of the Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of the Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

         (c)    Free and Clear Delivery. All shares of the Common Stock delivered upon conversion of the Series A Preferred shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

         (d)  Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

         (e)    Listing of Common Shares.  The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred, and, for the purpose of such calculation, shares of the Common Stock sufficient for the full conversion of all shares of Series A Preferred shall be deemed to be authorized for issuance under the Articles of Incorporation on such date.

    18.   Transfer Agent, Conversion Agent, Registrar and Paying Agent.  The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred shall be designated by the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

    19.   Replacement Certificates.

         (a)    Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

         (b)   Certificates Following Conversion. If physical certificates are issued, the Corporation shall not be required to issue any certificates representing the Series A Preferred on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of the Common Stock pursuant to the terms of the Series A Preferred formerly evidenced by the certificate.

    20.   Taxes.

         (a)   Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of the Series A Preferred or shares of the Common Stock or other securities issued on account of the Series A Preferred pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of the Series A Preferred, shares of the Common Stock or other securities in a name other than that in which the shares of the Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

         (b)   Withholding. All payments and distributions (or deemed distributions) on the shares of the Series A Preferred (and on the shares of the Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

    21.   Notices.  All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 200 Washington Square North, Lansing, Michigan 48933 (Attention: Corporate Secretary), or other agent of the Corporation designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

    In Witness Whereof, the undersigned have signed and attested this Certificate of Designations on the 12th day of August, 2009.

                                           Capitol Bancorp Ltd.

By: /s/ Lee. W. Hendrickson
Name:  Lee W. Hendrickson
Title:     Chief Financial Officer